Exhibit 99

Environmental Power Corporation's Microgy Subsidiary Executes
Memorandum of Understanding with City of Lodi, California

    PORTSMOUTH, N.H.--(BUSINESS WIRE)--Sept. 29, 2003--Environmental Power Corporation (OTCBB: POWR), a leader in the renewable energy industry with proprietary technology to convert manure into electricity, announced today that its subsidiary, Microgy Cogeneration Systems, Inc., has executed a Memorandum of Understanding with the City of Lodi, California ("Lodi"), which represents the first response to Microgy's recent initiation of marketing efforts in California.
    The Memorandum of Understanding contemplates a further agreement for the development of an initial group of projects designed to provide up to 20 megawatts of renewable generation capacity based on Microgy's proprietary anaerobic digestion technology, which manages and processes animal waste from dairy and swine farm operations. The first phase of development would focus on a project designed to produce up to 10 megawatts. Concurrently, Lodi is engaged in discussions with northern San Joaquin County dairies to supply cow manure to fuel the digesters, and has already identified approximately 7,500 head of dairy cattle within a 10 mile radius of a proposed facility location.
    Alan Vallow, director of Lodi's municipal utility, said: "By working with Microgy, we believe we can bring a number of crucial benefits to the area. The proposed project would give dairies in the region a way to dispose of their waste that doesn't threaten the environment, while reducing their operating costs. In turn, it would make dairy farming more profitable, reducing development pressures in the region. At the same time, the proposed projects could supply up to 20% of Lodi's average daily electricity consumption from a steady, reliable source of power."
    Jeffrey Dasovich, Vice President, Western Operations for Microgy stated: "We are very pleased about the opportunity to partner with the City of Lodi and the region's dairy community. The proposed project offers a win-win situation for Lodi's electric customers, the region's dairy community and the environment. In addition, the City of Lodi would benefit from a long-term source of indigenous, reliable and reasonably priced renewable electricity to serve its needs."
    Microgy holds the exclusive North American license for a highly efficient anaerobic digestion technology that produces renewable energy by converting waste resources from agricultural sites into renewable, cost effective fuel. Microgy's technology has operated successfully for more than 15 years at over 25 facilities in Europe.
    Kam Tejwani, President and Chief Executive Officer of Environmental Power stated, "California represents one of the largest and most exciting markets for Microgy's technology. We are especially excited about the opportunity to enter this market by working with the City of Lodi, which is located in the heart of California's dairy industry. We are very pleased with the reception our technology has received thus far from Lodi and other parties in California. We share the City of Lodi's commitment to pursue energy projects that benefit consumers, business and the environment, and look forward to being an important part of this effort."

    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems. For more information visit the company's web site at www.environmentalpower.com

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release, including statements containing the words "expects," "estimates," "anticipates," "believes," "projects", "proposed" and variations thereof, and other statements contained herein regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing on a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, risks relating to managing and integrating acquired businesses, unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with Environmental Power's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power and Microgy operate and other factors, including those described in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as well as other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date which they are made. Environmental Power undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Environmental Power Corporation
             Investor Contact:
             Kam Tejwani, 603/431-1780
             President and CEO
             ktejwani@environmentalpower.com
             or
             Media Contact:
             Kate Dolan, 603/431-1780 ext. 18
             Media Relations
             kdolan@environmentalpower.com